Exhibit 10(k)(iv)
     EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 30th day of December, 2008 by and between ARROW ELECTRONICS, INC., a New York corporation with its principal office at 50 Marcus Drive, Melville, New York 11747 (the “Company”), and William E. Mitchell, 223 Atherton Avenue, Atherton, California 94027 (the “Executive”).
     WHEREAS, the Company wishes to employ the Executive as Chairman and Chief Executive Officer, with the responsibilities and duties of a principal executive officer of the Company, under an Employment Agreement dated as of February 3, 2003 (the “Old Agreement”); and
     WHEREAS, the Old Agreement contains provisions that do not comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder (“409A”) and other provisions that are obsolete; and
     WHEREAS, the Company and Executive wish to novate the Old Agreement and to replace it with this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:
     1. Employment and Duties.
          a) Employment. The Company shall continue to employ the Executive for the Employment Period defined in Paragraph 3, to perform such duties for the Company, its subsidiaries and affiliates and to hold such offices as may be specified from time to time by the Company’s Board of Directors, subject to the following provisions of this Agreement. The Executive hereby accepts such employment.
          b) Duties and Responsibilities. Executive will continue as Chairman and Chief Executive Officer of the Company but the Board of Directors shall have the right to adjust the duties, responsibilities and title of the Executive as the Board of Directors may from time to time deem to be in the interests of the Company (provided, however, that during the Employment Period, without the consent of the Executive, he shall not be assigned any titles, duties or responsibilities which, in the aggregate, represent a material diminution in, or are materially inconsistent with, his title, duties, and responsibilities as Chairman and Chief Executive Officer). If the Board of Directors does not either continue the Executive in the office of Chairman and Chief Executive Officer or elect him to some other principal executive office satisfactory to the Executive, the Executive shall have the right to decline to give further service to the Company and shall have the rights and obligations which would accrue to him under Paragraph 7 if he were discharged without cause. If the Executive decides to exercise such right to decline to give further service, he shall within forty-five days after such action or omission by the Board of Directors give written notice to the Company stating his objection and the action he thinks necessary to correct it, and he shall permit the Company to have a forty-five day period in which to correct its action or omission. If the Company makes a correction satisfactory to the Executive, the Executive shall be obligated to continue to serve the Company. If the Company does not make such a correction, the Executive’s rights and obligations under Paragraph 7 shall accrue at the expiration of such forty-five day period.

          c) Time Devoted to Duties. The Executive shall devote substantially all of his normal business time and efforts to the business of the Company, its subsidiaries and its affiliates, the amount of such time to be sufficient, in the reasonable judgment of the Board of Directors, to permit him diligently and faithfully to serve and endeavor to further their interests to the best of his ability. The Company acknowledges that the Executive is currently serving as a member of the Board of Directors of Rogers Corporation and certain educational and non-profit organizations and agrees that the Executive will be permitted to continue to occupy such positions during the Employment Period. The Executive will seek the consent of the Board of Directors prior to agreeing to serve on any other corporate board of directors.
          d) Member of Board of Directors. The Board of Directors shall appoint the Executive as a member of the Board of Directors as of the first day of the Employment Period. It is contemplated that the Executive will be renominated for election as a director by the shareholders at all subsequent Annual Meetings of Shareholders during the Employment Period.
     2. Compensation.
          a) Monetary Remuneration and Benefits. During the Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity:
     i. a minimum base salary at the rate of $750,000 per year (payable in accordance with the Company’s then prevailing practices, but in no event less frequently than in equal monthly installments), subject to increase from time to time in the sole discretion of the Board of Directors of the Company; provided that, should the Company institute a company-wide pay cut/furlough program, such salary may be decreased by up to 15%, but only for as long as said company-wide program is in effect;
     ii. such additional compensation by way of salary or bonus or fringe benefits as the Board of Directors of the Company in its sole discretion shall authorize or agree to pay, payable on such terms and conditions as it shall determine; and
     iii. such employee benefits that are made available by the Company to its other principal executives.
          b) Annual Incentive Payment. The Executive shall participate in the Company’s Chief Executive Officer 1999 Performance Bonus Plan, as amended (or any alternative, successor, or replacement plan or program), and shall have a targeted incentive thereunder equal to his annual base salary; provided, however, that the Executive’s actual incentive payment in any year shall be measured by the Company’s performance against goals established by the Board of Directors for that year and that such performance may produce an incentive payment ranging from none to any maximum established under such plan or by the Board of Directors of the Company. The Executive’s incentive payment for any year will be appropriately pro-rated to reflect a partial year of employment.

          c) Supplemental Executive Retirement Plan. The Executive shall continue to participate in the Company’s Unfunded Pension Plan for Selected Executives (the “SERP”). The timing of payment under the SERP shall be in accordance with its terms.
          d) Automobile. During the Employment Period, the Company will pay the Executive a monthly automobile allowance of $850. Such allowance shall cease when the Executive’s employment with the Company terminates for any reason.
          e) Vacation. During the Employment Period, the Executive will be given four weeks vacation with full pay each year, to be taken at the Executive’s discretion; provided, however, that the Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries or its affiliates.
          f) Expenses. During the Employment Period, the Company agrees to reimburse the Executive, upon the submission of appropriate vouchers, for out-of-pocket expenses (including, without limitation, expenses for travel, lodging and entertainment) incurred by the Executive in the course of his duties hereunder in accordance with its expense reimbursement policy. Any reimbursement that is taxable to Executive shall be paid no later than the end of the year following the year in which it is incurred.
          g) Office and Staff. The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of his duties hereunder.
          h) Indemnification. The Company agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his service as an officer or director of the Company, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.
          i) Participation in Plans. Notwithstanding any other provision of this Agreement, the Executive shall have the right to participate in any and all of the plans or programs made available by the Company (or its subsidiaries, divisions or affiliates) to, or for the benefit of, executives (including the annual stock option and restricted stock grant programs) or employees in general, on a basis consistent with other senior executives.
     3. The Employment Period.
     The “Employment Period”, as used in the Agreement, shall mean the period beginning as of the date hereof and terminating on the last day of the calendar month in which the first of the following occurs:
          a) the death of the Executive;
          b) the disability of the Executive as determined in accordance with Paragraph 4 hereof and subject to the provisions thereof;

          c) the termination of the Executive’s employment by the Company for cause in accordance with Paragraph 5 hereof; or
          d) December 31, 2010; provided, however, that, if either the Company or the Executive does not give the other at least twelve months notice of its intention to permit this Agreement to expire on the then scheduled termination date of the Employment Period (unless sooner terminated as otherwise provided herein), the Employment Period shall automatically be extended for one or more additional twelve month periods beyond the then scheduled expiration date thereof.
     4. Disability.
          For purposes of this Agreement, the Executive will be deemed “disabled” if he is absent from work because he is incapacitated due to an accident or physical or mental impairment, and one of the following conditions is also satisfied: (i) Executive is expected to return to his duties with the Company within 6 months after the beginning of his absence or (ii) Executive is unable to perform his duties or those of a substantially similar position of employment due to a medically-determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 6 months. If the Executive is absent on account of being disabled (as defined in the preceding sentence), during such absence the Company shall continue to pay to the Executive his base salary, any additional compensation authorized by the Company’s Board of Directors, and other remuneration and benefits provided in accordance with Paragraph 2 hereof, all without delay, diminution or proration of any kind whatsoever (except that his remuneration hereunder shall be reduced by the amount of any payments he may otherwise receive as a result of his disability pursuant to a disability program provided by or through the Company), and his medical benefits and life insurance shall remain in full force. Unless terminated earlier in accordance with Paragraph 3a), c) or d), the Employment Period shall end on the 180th consecutive day of his disability absence, and Executive’s compensation under Paragraph 2 shall immediately cease, except the medical benefits covering the Executive and his family shall remain in place (subject to the eligibility requirements and other conditions contained in the underlying plan, as described in the Company’s employee benefits manual, and subject to the requirement that the Executive continue to pay the “employee portion” of the cost thereof), and the Executive’s life insurance policy under the Management Insurance Program shall be transferred to him, as provided in the related agreement, subject to the obligation of the Executive to pay the premiums therefor.
          If the Executive terminates employment on account of disability in accordance with this Paragraph 4, and meets the definition of Long-Term Disability under the Arrow Electronics Long-Term Disability Plan (the “Disability Plan”), the Company agrees to provide the Executive with a long-term disability benefit that in the aggregate is equal to 2/3 of the Executive’s base salary provided in paragraph 2(a). Such payments shall begin 30 days following the end of the Employment Period as set forth above (i.e., on the 210th day following the beginning of his disability absence), shall be paid in on the last business day of each month thereafter, and shall end on the date Executive ceases to be disabled under the Disability Plan. Any such payment shall be reduced by the amount payable to Executive for the same month under the Disability Plan. Executive shall receive an annual tax gross-up in the amount of any U.S. income taxes owing on account of such aggregate long-term disability payments, which gross-up amount will be paid by the end of year next following the year in which Executive remits the related taxes, and shall meet the requirements for tax gross-ups under Section 409A of the Code.
          In the event that the Executive is determined to be capable of performing his duties before being absent for 180 consecutive days (and before expiration of the Employment Period), the Executive shall be entitled to resume employment with the Company under the terms of this Agreement for the then remaining balance of the Employment Period.
     5. Termination for Cause.
          In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Company shall have the right to terminate the Employment Period by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the reasonable satisfaction of the Company within thirty days after such notice, the Employment Period shall terminate and the Company shall have no further obligation to the Executive hereunder but the restriction on the Executive’s activities contained in Paragraph 8 and the obligations of the Executive contained in Paragraph 9(b) and 9(c) shall continue in effect as provided therein.
     6. Death Benefit.
          The Executive is a participant in the Company’s Management Insurance Program. During the Employment Period, the Company will continue to maintain in effect for the Executive such program or some other form of life insurance providing the Executive’s estate or named beneficiary a benefit upon the Executive’s death at least equal to the net after-tax benefit provided by the Management Insurance Program.
     7. Termination Without Cause.
          In the event that the Company discharges the Executive without cause, the Executive shall be entitled to the following compensation during the remainder of the Employment Period (the length of which shall be determined under Paragraph 3d) unless sooner terminated by Executive’s disability or death): (i) the salary provided in Paragraph 2a), payable in accordance with the usual payroll schedule, (ii) 100 percent of his base salary in place of the incentive provided in Paragraph 2(b), payable on the normal payment date(s) for such incentive, (iii) the vesting of any restricted stock awards and the immediate exercisability of any stock options which would have vested or become exercisable during the Employment Period, and (iv) continued participation in the Company’s medical plan under the same terms and conditions as an active employee, with eligibility for continuation coverage for Executive and his eligible dependents under the plan’s COBRA provisions at the end of the Employment Period at Executive’s own expense. However, participation in the Company’s 401(k) plan, ESOP and all welfare and fringe benefit plans (other than the medical plan) will cease on the Executive’s last day of active work, subject to any conversion rights generally available to former employees. The Company shall have no right to set off payments due the Executive with any amounts he may earn from gainful employment elsewhere. It is expressly agreed and understood that the

Executive shall be under no obligation to seek such employment. The provisions of Paragraph 8 restricting the Executive’s activities and Executive’s obligations under Paragraph 9b) and 9c) shall continue in effect. The provisions of this Paragraph 7 shall not act to limit the Executive’s ability to recover damages from the Company for breaching this Agreement by terminating the Employment Period without cause, except as otherwise permitted by Paragraph 3.
          Notwithstanding the foregoing, if the Executive is a “specified employee” for purposes of 409A, no deferred compensation (including without limitation salary continuation payments in accordance with clause (i) above) payable at separation from service that is not exempt from application of 409A as a short term deferral or separation pay will be paid to Executive during the 6-month period immediately following the day he ceases active work for the Company, and any such payments otherwise due during such 6-month period shall be paid on the first business day following completion of such 6-month period along with simple interest at the six-month Treasury rate in effect at the beginning of such 6-month period.
     8. Non-Competition; Trade Secrets.
          During the Employment Period and for a period of two years after the termination of the Employment Period, the Executive will not, directly or indirectly:
          a) Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):
     i. any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or
     ii. any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company its subsidiaries or affiliates, provided that, the obligations of this Section 8(a) shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.
          b) Non-Competition. Engage or become interested in the United States, Canada, Mexico, Europe, or Asia (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company’s Human Resource and Conflict of Interest policies);
          c) Solicitation. Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or
          d) Employment. Employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.
          The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.
          Except as expressly herein provided, nothing contained herein is intended to prevent the Executive, at any time after the termination of the Employment Period, from either (i) being gainfully employed or (ii) exercising his skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with.
     9. Preservation of Business.
          a) General. During the Employment Period, the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.
          b) Patents and Copyrights, etc. The Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by the Executive before or during his employment or retention hereunder.
          Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which the Executive may conceive of or make, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Employment Period, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the

Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. The Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of having made such patent applications or being granted such patents.
          Any writings or other materials written or produced by the Executive or under his supervision (whether alone or with others and whether or not during regular business hours), during the Employment Period which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company’s right, title and interest therein. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of the Executive’s compliance with the Company’s request.
          c) Return of Documents. Upon the termination of the Employment Period, including any termination of employment described in Paragraph 7 or Paragraph 1(b), the Executive will promptly return to the Company all copies of information protected by Paragraph 8(a) hereof or pertaining to matters covered by subparagraph (b) of this Paragraph 9 which are in his possession, custody or control, whether prepared by him or others.
     10. Separability.
          The Executive agrees that the provisions of Paragraphs 8 and 9 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Executive may have under any other provisions hereof. The Company agrees that the provisions of Paragraphs 4, 6, and 7 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Executive notwithstanding any rights or remedies the Company may have under any other provisions hereof.
     11. Specific Performance.
          The Executive acknowledges that (i) the services to be rendered under the provisions of this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character; (ii) it would be difficult or impossible to replace such services and obligations; (iii) the Company, it subsidiaries and affiliates will be irreparably damaged if the provisions hereof are not specifically enforced; and (iv) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Executive. The Company acknowledges that (i) the Executive will be irreparably damaged if the provisions of Paragraphs 1(b), 4, 6 and 7 hereof are not specifically enforced; and (ii) the award of monetary damages will not adequately protect the Executive in the event of a breach thereof by the Company. By virtue thereof, the Executive agrees and consents that if he violates any of the provisions of this Agreement, and the Company agrees and consents that if it violates any of the provisions of Paragraphs 1(b), 4, 6, and 7 hereof, the other party, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.
     12. Miscellaneous.
          a) Entire Agreement; Amendment. This Agreement constitutes the whole employment agreement between the parties and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. It is specifically agreed and understood, however, that the provisions of that certain letter agreement dated as of December 30, 2008, granting to the Executive extended separation benefits in the event of a change in control of the Company shall survive and shall not be affected hereby. All other agreements between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect.
          b) Assignment. Except as stated below, this Agreement is not assignable by the Company without the written consent of the Executive, or by the Executive without the written consent of the Company, and any purported assignment by either party of such party’s rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, in which event the Executive’s obligations shall continue in favor of such other corporation or entity.
          c) Waivers, etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

          d) Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.
          e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of actual delivery or, if mailed by registered or certified mail, postage prepaid, on the date which is three business days after mailing:
i.	if to the Executive to:

William E. Mitchell 223 Atherton Avenue Atherton, California 94027

ii.	if to the Company to:

Arrow Electronics, Inc. 50 Marcus Drive Melville, New York 11747 Attention: Peter S. Brown Senior Vice President and General Counsel
Either party may, by notice to the other, change his or its address for notice hereunder.
          f) New York Law. This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARROW ELECTRONICS, INC.

By:	/s/ Peter S. Brown

Peter S. Brown
Senior Vice President and General Counsel

THE EXECUTIVE

/s/ William E. Mitchell

William E. Mitchell